Exhibit 99.1

China Ritar Reports Fiscal 2007 Financial Results

-- Revenue Increases 79% to $73.3 Million—
-- Company Provides Financial Forecast for 2008 --

SHENZHEN, China, --March 28, 2008 -- China Ritar Power Corp. (OTCBB: CRTP) (“the Company” or “China Ritar”), a leading Chinese manufacturer of lead acid batteries, today announced consolidated financial results for the year ended December 31, 2007.

Fiscal 2007 Results

Revenues increased approximately $32.4 million, or 79.2%, to $73.3 million for the fiscal year ended December 31, 2007 from $40.9 million in 2006. This increase was primarily attributable to a significant increase in the sale of Uninterrupted Power Source (UPS) and telecommunications batteries to customers in markets outside of China. Also facilitating growth was a 46.5% increase in production capacity which allowed the Company to both develop new customers and fulfill orders from existing customers whose demands were not fully met in previous years due to inadequate production capacity.

Gross profit increased approximately $7.1 million, or 85.6%, to $15.4 million for fiscal 2007 from $8.3 million for fiscal 2006. Gross profit as a percentage of revenue was 21.0% for the year 2007, an increase of 80 basis points from 20.2% in 2006. The increase in gross margin was primarily due to economies of scale resulting from the Company’s expanded sales and production volumes.

Operating profit for fiscal 2007 was $4.3 million, or 5.8% of revenue, compared to $4.7 million, or 11.4% of revenue, in the prior year. Operating profit in 2007 was reduced by a non-cash charge of approximately $3.9 million related to stock-based compensation. Excluding this charge, operating profit increased to $8.1 million, or 11.1% of revenue.

Net income in 2007 decreased approximately $1.2 million to $2.6 million, or $0.14 per diluted share, compared to $3.9 million, or $0.33 per diluted share in 2006, primarily as a result of the non-cash stock-based compensation charge. Excluding the stock-based compensation charge, net income increased approximately $2.6 million, or 68.2%, to $6.5 million and diluted earnings per share increased 3.0% to $0.34.

“We are very pleased with our performance in 2007, particularly our global growth” stated Mr. Jiada Hu, Chief Executive Officer of China Ritar. “Our business in Europe grew more than 250% to $18.9 million. Our revenues also grew 366% to $2.9 million in North America, 166% to $12.5 million in India, 19% to $25.9 million in China, and 53% to $13.1 million in the remaining countries around the world. We believe this demonstrates that, in terms of price and quality, China Ritar can compete in any market in the world. We are also quite pleased that our revenues from certain key product categories—specifically UPS and telecommunications batteries—increased by more than 250%, demonstrating that our strategy of focusing on high growth product categories is paying off. Also important to our performance in 2007 was that we were able to maintain our high technical and quality standards while expanding our capacity and production significantly. This bodes well for the production ramp of Phase 1 of our new Hengyang Technical and Manufacturing Complex, which is expected to start production in April, 2008 and approximately double our overall battery manufacturing capacity. We are confident that this additional capacity, combined with our expanding global distribution network and our success in high growth product categories, will prove to be an excellent platform for growth in 2008 and beyond.”

2008 Financial Outlook

For the first quarter 2008, the Company currently anticipates revenues of approximately $18.5 million, a 110% increase over 2007 first quarter sales of $8.8 million. The Company anticipates net income of approximately $1.35 million, or approximately $0.07 per diluted share, a 225% increase as compared to net income of $0.4 million in the first quarter of 2007, or $0.03 per diluted share.

For the full 2008 fiscal year, the Company currently anticipates revenues of approximately $130 million, a 77% increase over 2007 sales of $73.3 million. Similar to 2007, in 2008 the Company expects to incur a non-cash, stock-based compensation charge of roughly $3.9 million. Excluding this charge, the Company anticipates net income of approximately $11.0 million for 2008, or roughly $0.54 per diluted share, an increase of 69% over 2007. The Company anticipates that approximately two thirds of its 2008 net income and revenue will occur in the second half of the fiscal year as the third and fourth quarters are traditionally the strongest quarters for the Company due to the economic slowdown created by the Chinese New Year in the first quarter and because the Company’s customers tend to concentrate their manufacturing in the second half of the year.

About China Ritar Power Corp.

China Ritar designs, develops, manufactures and markets environmentally friendly lead-acid batteries with a wide range of capacities and applications, including telecommunications, UPS devices, Light Electrical Vehicles (LEV), and alternative energy production (solar and wind power). China Ritar sells, markets and services six series and 197 models of Ritar-branded, cadmium-free valve-regulated lead-acid (VRLA) batteries. Products are sold worldwide with sales in 56 countries including China, India, and numerous markets in Europe and the Americas.

Safe Harbor Statement

This press release contains certain statements that may include “forward looking statements.” All statements other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:
Ms. Annie Chen
China Ritar Power Corp.
Tel: +86-755-3398-2338

Dan Joseph
ICR, Inc.
Tel: +86-21-6122-1077

Bill Zima
ICR, Inc.
Tel: +1-203-682-8200

(Financial Tables on Following Pages)

CHINA RITAR POWER CORP.
CONSOLIDATED BALANCE SHEETS
	December 31
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$4,775,562	$954,843
Accounts receivable, net of allowances of $670,327 and $356,414	12,042,973	7,326,931
Inventory	11,850,682	5,968,138
Deferred offering costs	-	315,448
Advance to suppliers	3,328,039	70,877
Other current assets	577,493	473,972
Restricted cash	5,857,637	1,120,000

Total current assets	38,432,386	16,230,209

Property, plant and equipment:
Property, plant and equipment, net	6,274,103	1,416,277
Intangible assets, net	18,083	20,541
Land use right	451,456	-
Due from related parties	206,175	668,022

Total assets	$45,382,203	$18,335,049

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,878,649	$8,110,784
Income and other tax payable	1,168,938	1,623,097
Accrued salaries	300,552	210,403
Bills payable	4,012,797	-
Other current liabilities	1,939,708	631,297
Current portion of long term debt	170,903	387,481
Short term loans	3,089,922	1,896,203

Total current liabilities	21,561,469	12,859,265

Long-term liabilities:
Long-term loans	136,722	159,897
	136,722	159,897

Total liabilities	21,698,191	13,019,162

Minority interest in consolidated subsidiaries	28,058	51,163
Commitments and contingencies

STOCKHOLDERS’ EQUITY
Stockholders’ equity
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock at $.001 par value; authorized 100,000,000 shares authorized, 19,000,996 and 11,694,663 shares issued and outstanding	19,001	11,695
Additional paid-in capital	15,343,481	954,731
Retained earnings	6,889,145	4,246,938
Accumulated other comprehensive income	1,404,327	51,360

Total stockholders’ equity	23,655,954	5,264,724

Total liabilities and stockholders’ equity	$45,382,203	$18,335,049

CHINA RITAR POWER CORP.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
	Years Ended
	December 31
	2007	2006	2005

Revenue	$73,347,126	$40,933,239	$22,817,470

Cost of sales	57,966,383	32,645,723	18,806,851

Gross profit	15,380,743	8,287,516	4,010,619
Operating expenses
Salaries	5,023,918	621,580	349,554
Sales commission	1,235,936	507,111	418,848
Shipping and handling cost	1,392,002	738,805	409,661
Other selling, general and administrative expenses	3,466,151	1,734,526	1,507,749
	11,118,007	3,602,022	2,685,812

Operating profit	4,262,736	4,685,494	1,324,807

Other income and (expenses)
Interest income	51,143	6,546	4,369
Government grants	39,385	-	1,567
Gain on disposal of a subsidiary	-	37,491	-
Other income	2,816	2,506	1,828
Finance charges	(278,239)	(184,540)	(92,403)
Foreign currency exchange loss	(666,687)	(274,803)	(36,958)
Other expenses	(9,790)	(5,760)	(2,577)

Other (expenses)	(861,372)	(418,560)	(124,174)

Income before income taxes and minority interests	3,401,364	4,266,934	1,200,633

Income taxes	(784,724)	(353,436)	(127,716)

Income before minority interests	2,616,640	3,913,498	1,072,917

Minority interests share in (profit) loss	25,567	(51,145)	(11,666)

Net income	2,642,207	3,862,353	1,061,251

Other comprehensive income
Foreign currency translation adjustment	1,352,967	51,961	(601)

Comprehensive income	$3,995,174	$3,914,314	$1,060,650

Earnings per share:
- Basic	$0.15	$0.33	$0.09
-Diluted	$0.14	$0.33	$0.09

Weighted average number of shares outstanding:
- Basic	18,066,371	11,694,663	11,694,663
-Diluted	18,865,804	11,694,663	11,694,663

CHINA RITAR POWER CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years Ended December 31
	2007	2006	2005
Operating activities
Net income	$2,642,207	$3,862,353	$1,061,251
Adjustments to reconcile net income from operations to net cash used in operating activities:
Depreciation of property, plant and equipment	545,259	349,533	235,222
Allowance of bad debts	277,868	43,572	156,129
Gain on disposal of a subsidiary	26,977	(37,491)	-
Stock-based compensation - make good provision	3,853,401	-	-
Allowances for slowing moving items	263,365	-	-
Minority interests	(25,567)	51,145	11,666

Changes in operating working capital items:
Accounts receivable	(4,322,035)	(4,233,957)	(90,307)
Inventory	(5,517,416)	(2,296,266)	(1,449,919)
Advance to suppliers	(3,122,870)	(69,417)	-
Other current assets	(224,964)	(294,077)	(27,681)
Accounts payable	2,102,486	2,529,262	656,093
Income tax and other tax payable	(543,353)	665,020	450,863
Accrued salaries	72,656	79,669	37,108
Bills payable	3,853,122	-	-
Other current liabilities	1,334,564	449,643	(20,566)
Net cash provided by operating activities	1,215,700	1,098,989	1,019,859

Investing activities
Loan to related parties	496,618	-	-
Repayment of loan to related parties	-	(368,221)	(135,893)
Purchase of property, plant and equipment	(5,026,809)	(718,378)	(578,136)
Purchase of intangible assets	-	(27,369)	-
Acquisition of land use right	(433,117)	-	-
Acquisition of further 20% in Shanghai Ritar	-	(74,958)	-
Sales proceeds of disposal of subsidiary of Ribitar net of cash	-	14,123	-
Net cash used in investing activities	(4,963,308)	(1,174,803)	(714,029)

Financing activities
Proceeds from issuance of stock, net of direct issue expenses of $1,835,952	10,737,791	1,000	-
Proceeds from stock issued for warrant exercised	128,607	-	-
Proceeds from other loan borrowings	137,940	989,739	489,256
Proceeds from bank borrowings	6,977,630	6,214,468	2,585,251
Repayment of other loan borrowings	(568,431)	(613,889)	(225,827)
Repayment of bank borrowings	(5,792,623)	(4,655,727)	(2,880,285)
Dividend declared in 2004 and paid in 2005	-	-	(99,958)
Dividend declared and paid during the year	-	-	(88,989)
Deferred offering costs	-	(308,951)	-
Restricted cash	(4,470,300)	(1,096,932)	-
Net cash provided by (used in) financing activities	7,150,614	529,708	(220,552)

Effect of exchange rate changes in cash	417,713	4,235	11,948

Net increase in cash and cash equivalents	3,820,719	458,129	97,226

Cash and cash equivalents, beginning of year	954,843	496,714	399,488

Cash and cash equivalents, end of year	$4,775,562	$954,843	$496,714

Supplemental disclosure of cash flow information
Cash paid during the year
Interest paid	$199,149	$459,339	$129,361
Income taxes paid	$274,427	$76,016	$27,189